Exhibit 99.1

tw telecom Reports Fourth Quarter and Full Year 2010 Results

— Grew revenue 5.1% for 2010 versus 4.5% for 2009 —

— Achieved a 36.4% M-EBITDA margin for 2010, an expansion of 40 basis points —

— Delivered strong Levered Free Cash Flow —

LITTLETON, Colo. – February 7, 2011 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its fourth quarter 2010 financial results, including $324.8 million of revenue, $119.4 million of Modified EBITDA1 (“M-EBITDA”), $26.4 million of levered free cash flow3 and net income of $17.5 million. For the year, the Company reported $1.273 billion in revenue, $463.6 million of M-EBITDA, $82.8 million of levered free cash flow, and net income of $271.4 million, which includes a non-cash tax benefit of $227.3 million.

“We achieved strong financial results and great operational execution in 2010,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We grew our revenue, expanded our M-EBITDA margin, substantially increased net income, and generated strong cash flow. At the same time we strategically invested in the business to advance our network capabilities, deliver new product features and reach more customer locations. Our focus in 2011 includes continued network and product initiatives, increased sales productivity and ongoing dedication to customer service to increase our capabilities, take market share, and increase the pace of our revenue growth.”

Highlights for the Year – 2010 compared to 2009

•	Grew bookings[4], or sales 17.8%

•	Grew annual fiber-connected[6] building additions by 49.1%

•	Launched new product initiatives

•	Reduced revenue churn for the year to 1.0% from 1.3%

•	Grew total revenue 5.1% year over year and enterprise revenue 6.3%.

•	Grew data and Internet revenue 15.8%, driven largely by a 28.2% increase in Ethernet and managed VPN services

•	Grew M-EBITDA by 6.2% to $463.6 million

•	Achieved a 36.4% M-EBITDA margin, a 40 basis point improvement.

•	Achieved $1.80 annual basic EPS. Excluding a non-cash tax benefit and debt extinguishment costs, EPS was $0.41 which grew $0.22 or 115.8% over 2009

•	Delivered $82.8 million of levered free cash flow, representing 6.5% of revenue

•	Returned $50 million to shareholders in the form of share repurchases

•	Refinanced approximately two-thirds of debt, extending maturities at favorable market rates

Business Trends

“We performed well in 2010, financially, operationally, and strategically,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “For the year, we delivered strong financial results as we transitioned to a higher level of growth. We expanded our already strong M-EBITDA margin another 40 basis points in 2010, outpacing incremental costs for growing our sales resources, supporting new products, and expanding our network reach. We also continued to leverage our capital allocation strategy to invest in the business through network, product and success-based initiatives as well as opportunistic share repurchases. In 2011, we expect to continue to invest in the business as we pursue growth initiatives. Our customers, network capabilities and product initiatives will all remain top priorities.”

Operational Metrics

Revenue churn5 was 1.0% for the current quarter, 1.1% for the prior quarter, and 1.2% for the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service was 0.2% for the current quarter and 0.3% for both the prior quarter and the same quarter last year, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio. Revenue churn for the year improved to 1.0% from 1.3% in 2009.

The Company had nearly 27,300 customers as of December 31, 2010. Customer churn5 was 1.1% for the current quarter, 1.0% for the prior quarter and 1.2% for the same period last year.

The Company ended the fourth quarter with approximately 28,400 fiber route miles (including nearly 22,000 metro miles), 11,876 fiber connected on-net buildings and 2,975 employees, including 555 sales associates.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations8, usage, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses and capital expenditures.

The Company expects the first quarter of 2011 may be impacted by historical trends, including seasonal revenue fluctuations and cost increases. Due to the resetting of payroll taxes and other employee-related expenses, the Company anticipates approximately a $3 million sequential cost increase in the first quarter of 2011.

In 2010, the Company reversed a previously established valuation allowance for its deferred tax assets. As a result of the allowance reversal, the Company expects to record tax expense at an effective tax rate for book purposes of approximately 45% in 2011. Due to its net operating loss tax carry forwards and bonus depreciation, the Company expects that cash taxes will not be materially different in 2011 from 2010.

Capital Expenditures

Capital expenditures were $78.1 million for the quarter compared to $77.8 million for the prior quarter and $72.3 million for the same period last year. For the quarter, both the sequential and year over year increase primarily reflects success-based capital initiatives, somewhat offset sequentially for the timing of corporate and IT initiatives. For the year, capital investments were $321.8 million compared to $274.9 million in 2009, reflecting increased investing in success-based opportunities and increased new product, corporate and technology initiatives.

The Company expects capital investments for 2011 to be approximately $310 to $330 million. The Company expects the majority of the full year capital investments to be tied to new sales opportunities.

Year over Year Results – Fourth Quarter 2010 compared to Fourth Quarter 2009

Revenue

Revenue for the quarter was $324.8 million compared to $307.9 million for the fourth quarter last year, representing a year over year increase of $16.9 million, or 5.5%. Key changes in revenue included:

•	$15.3 million increase in revenue from enterprise customers, or 6.7% year over year driven primarily by data and Internet services

•	$3.0 million increase in revenue from carriers, primarily due to an increase in revenue from wireless providers, which outpaced churn and a decline in usage-based services

•	$1.5 million decrease in intercarrier compensation related primarily to fluctuations in disputes and volume

By product line, the percentage change in revenue year over year was as follows:

•	16.3% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	1.2% decrease in voice services, primarily reflecting churn and a reduction in usage-based services which outpaced new sales

•	1.1% decrease for network services, primarily reflecting growth in high capacity and collocation services, as well as increased services to wireless providers, outpaced by churn

M-EBITDA and Margins

M-EBITDA grew to $119.4 million for the quarter, an increase of 4.8%, or $5.5 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth and network cost efficiencies, partially offset by an increase in employee expenses.

Operating costs for the quarter increased year over year, primarily due to increased network access costs associated with higher revenue, partially offset by network cost efficiencies. Operating costs as a percent of revenue were 41.4% for the quarter and 42.2% for the same period last year.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting an increase in employee costs, including increased commissions due to higher installations as well as increased sales headcount. SG&A costs as a percent of revenue were 24.0% for the quarter and 23.2% for the same period last year.

Modified gross margin7 was 58.9% for the quarter compared to 58.2% for the same period last year, an increase of 70 basis points. M-EBITDA margin for the quarter was 36.7% as compared to 37.0% for the same period last year, a 30 basis point reduction.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income

For the quarter, net income was $17.5 million compared to net income of $11.1 million for the same period last year. The 57.7% increase in net income reflected strong M-EBITDA growth and a decrease in depreciation expense somewhat offset by an increase in income tax expense.

Sequential Results – Fourth Quarter 2010 compared to Third Quarter 2010

Revenue

Revenue for the quarter was $324.8 million, as compared to $320.3 million for the third quarter of 2010, an increase of $4.5 million, or 1.4%. Key changes in revenue included:

•	$3.6 million increase in enterprise revenue, representing 1.4% sequential growth driven primarily by data and Internet services

•	$1.0 million increase in revenue from carrier customers, primarily from wireless providers which outpaced churn

By product line, the percentage change in revenue sequentially was as follows:

•	4.5% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	1.3% decrease in voice services, primarily reflecting churn and a reduction in usage-based services which outpaced new sales

•	0.8% decrease in network services due to churn which outpaced new sales

M-EBITDA and Margins

M-EBITDA was $119.4 million for the quarter, compared to $115.5 million for the prior quarter, an increase of $3.8 million or 3.3%. The growth in M-EBITDA represents contribution from revenue growth and improvement in bad debt expense, partially offset by higher employee costs.

Operating costs increased primarily reflecting increased access costs associated with the growth in revenue and higher employee-related expenses, partially offset by network cost efficiencies and seasonally lower utility costs. Operating costs were 41.4% of revenue for the quarter and 41.6% for the prior quarter.

SG&A costs were slightly down, primarily reflecting a reduction in bad debt expense. SG&A was 24.0% of revenue for the quarter and 24.5% for the prior quarter.

Modified gross margin was 58.9% for the quarter compared to 58.7% for the prior quarter, an increase of 20 basis points. M-EBITDA margin was 36.7% for the quarter compared to 36.1% for the prior quarter, an increase of 60 basis points primarily as a result of improved bad debt expense.

Net Income

For the quarter, the Company reported net income of $17.5 million compared to $16.1 million for the prior quarter. The 8.8% sequential increase in net income reflected M-EBITDA growth offset by an increase in depreciation expense and interest expense.

Summary

“We exited 2010 with strong results, ongoing customer opportunities and momentum from our strategic initiatives that position us well for revenue growth, strong M-EBITDA margins and continued cash generation for 2011,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on February 8, 2011 at

9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)	Bookings reflect signed customer sales. The timing of when these sales are installed and recognized as revenue varies based on the underlying contract.

(5)

The Company defines revenue churn as the lost recurring monthly billing for the period from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(6)

Fiber connected buildings on-net represent locations to which the Company’s fiber is directly connected with lit electronics. This does not include buildings which are exclusively Local Serving Office locations or buildings with fiber but no lit electronics.

(7)

The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(8)	Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of

M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2010 and beyond, including product plans, growth prospects, market opportunities, bookings, sales momentum, operational improvements, sales and installations timing, demand, revenue growth, service disconnections, churn, business trends and fluctuations, seasonality, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended September 30, 2010. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	Growth %	2010	2009	Growth %
Revenue
Data and Internet services	$145,107	$124,799	16%	$547,218	$472,647	16%
Network services	89,470	90,463	-1%	359,169	370,859	-3%
Voice services	81,891	82,860	-1%	332,870	333,274	0%

Service Revenue	316,468	298,122	6%	1,239,257	1,176,780	5%
Intercarrier compensation	8,349	9,812	-15%	33,914	34,610	-2%

Total Revenue	324,817	307,934	5%	1,273,171	1,211,390	5%

Expenses
Operating costs	134,554	129,855		528,965	503,960

Gross Margin	190,263	178,079		744,206	707,430
Selling, general and administrative costs	78,106	71,355		308,470	297,290
Depreciation, amortization, and accretion	72,534	74,290		289,564	296,167

Operating Income	39,623	32,434		146,172	113,973
Interest expense	(15,057)	(15,815)		(59,535)	(64,583)
Debt extinguishment costs	—	—		(17,070)	—
Non cash interest expense and deferred debt costs	(5,571)	(4,969)		(21,417)	(19,418)
Other income	—	—		825	—
Interest income	170	33		608	360

Income before income taxes	19,165	11,683		49,583	30,332
Income tax expense (benefit) (2)	1,671	587		(221,851)	2,746

Net Income	$17,494	$11,096		$271,434	$27,586

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$190,263	$178,079		$744,206	$707,430
Add back non-cash stock-based compensation expense	929	1,190		3,261	3,654

Modified Gross Margin	191,192	179,269	7%	747,467	711,084	5%

Selling, general and administrative costs	78,106	71,355		308,470	297,290
Add back non-cash stock-based compensation expense	6,270	5,953		24,571	22,864

Modified EBITDA	119,356	113,867	5%	463,568	436,658	6%

Non-cash stock-based compensation expense	7,199	7,143		27,832	26,518
Depreciation, amortization, and accretion	72,534	74,290		289,564	296,167
Net Interest expense	14,887	15,782		58,927	64,223
Debt extinguishment costs	—	—		17,070	—
Non cash interest expense and deferred debt costs	5,571	4,969		21,417	19,418
Other income	—	—		825	—
Income tax expense (benefit)	1,671	587		(221,851)	2,746

Net Income	$17,494	$11,096		$271,434	$27,586

Modified Gross Margin %	58.9%	58.2%		58.7%	58.7%

Modified EBITDA Margin %	36.7%	37.0%		36.4%	36.0%

Free Cash Flow:
Modified EBITDA	$119,356	$113,867	5%	$463,568	$436,658	6%
Less: Capital Expenditures	78,118	72,347	8%	321,844	274,890	17%

Unlevered Free Cash Flow	41,238	41,520	-1%	141,724	161,768	-12%
Less: Net interest expense	14,887	15,782	-6%	58,927	64,223	-8%

Levered Free Cash Flow	$26,351	$25,738	2%	$82,797	$97,545	-15%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Includes a non-cash income tax benefit of $227.3 million in the twelve months ended December 31, 2010 to recognize the value of tax assets.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Dec 31, 2010	Sept 30, 2010	Growth %
Revenue
Data and Internet services	$145,107	$138,838	5%
Network services	89,470	90,151	-1%
Voice services	81,891	82,944	-1%

Service Revenue	316,468	311,933	1%
Intercarrier compensation	8,349	8,361	0%

Total Revenue	324,817	320,294	1%

Expenses
Operating costs	134,554	133,237

Gross Margin	190,263	187,057
Selling, general and administrative costs	78,106	78,452
Depreciation, amortization, and accretion	72,534	71,612

Operating Income	39,623	36,993
Interest expense	(15,057)	(14,180)
Non cash interest expense and deferred debt costs	(5,571)	(5,454)
Other income	—	825
Interest income	170	209

Income before income taxes	19,165	18,393
Income tax expense	1,671	2,314

Net Income	$17,494	$16,079

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$190,263	$187,057
Add back non-cash stock-based compensation expense	929	825

Modified Gross Margin	191,192	187,882	2%

Selling, general and administrative costs	78,106	78,452
Add back non-cash stock-based compensation expense	6,270	6,102

Modified EBITDA	119,356	115,532	3%

Non-cash stock-based compensation expense	7,199	6,927
Depreciation, amortization, and accretion	72,534	71,612
Net Interest expense	14,887	13,971
Non cash interest expense and deferred debt costs	5,571	5,454
Other income	—	825
Income tax expense	1,671	2,314

Net Income	$17,494	$16,079

Modified Gross Margin %	58.9%	58.7%

Modified EBITDA Margin %	36.7%	36.1%

Free Cash Flow
Modified EBITDA	$119,356	$115,532	3%
Less: Capital Expenditures	78,118	77,809	0%

Unlevered Free Cash Flow	41,238	37,723	9%
Less: Net interest expense	14,887	13,971	7%

Levered Free Cash Flow	$26,351	$23,752	11%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended			Twelve Months Ended
	12/31/10	9/30/10	12/31/09	12/31/10	12/31/09

Weighted Average Shares Outstanding (thousands)
Basic	148,267	149,374	148,439	149,156	148,087

Diluted (2)	150,490	151,698	151,372	171,456	149,852

Basic Income per Common Share
Prior to impacts of debt extinguishment & recognition of the value of tax assets	$0.12	$0.11	$0.07	$0.41	$0.19
Debt extinguishment costs	—	—	—	(0.11)	—
Recognition of the value of tax assets	—	—	—	1.50	—

Total	$0.12	$0.11	$0.07	$1.80	$0.19

Diluted Income per Common Share	$0.11	$0.10	$0.07	$1.72	$0.18

	As of
	12/31/10	9/30/10	12/31/09
Common shares (thousands)
Actual Shares Outstanding	149,246	151,290	150,123

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,162	3,444	2,296

Options (thousands)
Options Outstanding	9,154	9,490	11,035

Options Exercisable	6,051	5,983	6,922

Options Exercisable and In-the-Money	2,417	3,410	2,639

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009

ASSETS
Cash, equivalents, and short term investments	$475,594	$507,458	$470,772

Receivables	89,496	88,779	87,465
Less: allowance	(7,898)	(8,703)	(9,449)

Net receivables	81,598	80,076	78,016

Other current assets	59,368	110,259	43,120

Property, plant and equipment	3,732,050	3,690,547	3,481,287
Less: accumulated depreciation	(2,375,438)	(2,346,622)	(2,186,915)

Net property, plant and equipment	1,356,612	1,343,925	1,294,372

Other Assets	695,990	649,532	487,920

Total	$2,669,162	$2,691,250	$2,374,200

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$53,436	$67,988	$51,088
Deferred revenue	37,888	36,889	34,005
Accrued taxes, franchise and other fees	68,663	67,801	68,669
Accrued interest	15,208	7,447	16,219
Accrued payroll and benefits	41,772	48,464	42,589
Accrued carrier costs	35,049	31,979	35,890
Current portion of debt and lease obligations	7,202	7,119	7,569
Other current liabilities	42,570	42,441	39,120

Total current liabilities	301,788	310,128	295,149

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,750
Unamortized Discount	(46,732)	(51,395)	(64,808)

Net	327,012	322,349	308,942
Floating rate senior secured debt - Term Loan B, due 1/7/2013	103,130	577,500	582,000
Floating rate senior secured debt - Term Loan B, due 12/30/2016	472,870	—	—
9 1/4% senior unsecured notes, due 2/15/2014	—	—	400,229
8% senior unsecured notes, due 3/1/2018	427,227	427,130	—
Capital lease obligations	15,260	15,617	16,768
Less: current portion	(7,202)	(7,119)	(7,569)

Total long-term debt and capital lease obligations	1,338,297	1,335,477	1,300,370

Long-Term Deferred Revenue	14,864	15,374	15,988
Other Long-Term Liabilities	29,364	31,271	30,653

Stockholders’ Equity	984,849	999,000	732,040

Total	$2,669,162	$2,691,250	$2,374,200

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2010	Sept 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
Cash flows from operating activities:
Net Income	$17,494	$16,079	$11,096	$271,434	$27,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	72,534	71,612	74,290	289,564	296,167
Deferred income taxes	1,565	647	—	(224,085)	—
Stock-based compensation	7,200	6,926	7,143	27,832	26,518
Extinguishment costs, amortization of discount on debt and deferred debt costs and other	5,528	4,617	4,992	37,649	20,036
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	3,205	(5,713)	(3,813)	(5,264)	1,972
Accounts payable, deferred revenue, and other liabilities	(17,346)	11,265	18,567	(11,378)	18,199

Net cash provided by operating activities	90,180	105,433	112,275	385,752	390,478

Cash flows from investing activities:
Capital expenditures	(78,118)	(77,809)	(72,347)	(321,844)	(266,997)
Purchase of investments	(78,714)	(34,446)	(24,892)	(246,575)	(24,892)
Proceeds from redemptions of investments	61,337	70,086	—	154,786	—
Proceeds from sale of assets and other investing activities	2,098	(1,650)	386	(4,416)	1,300

Net cash used in investing activities	(93,397)	(43,819)	(96,853)	(418,049)	(290,589)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	(1,153)	1,298	444	1,045	1,834
Purchases of treasury stock	(38,206)	(8,182)	—	(49,911)	—
Net (costs) proceeds from issuance of debt	(4,356)	—	—	413,069	—
Retirement of debt obligations	—	—	—	(413,683)	—
Payment of debt and capital lease obligations	(1,662)	(1,847)	(2,290)	(7,208)	(7,992)

Net cash used in financing activities	(45,377)	(8,731)	(1,846)	(56,688)	(6,158)

Increase (decrease) in cash and cash equivalents	(48,594)	52,883	13,576	(88,985)	93,731
Cash and cash equivalents at the beginning of the period	405,516	352,633	432,331	445,907	352,176

Cash and cash equivalents at the end of the period	$356,922	$405,516	$445,907	$356,922	$445,907

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$356,922	$405,516	$445,907	$356,922	$445,907
Short term investments	118,672	101,942	24,865	118,672	24,865

Total of cash, equivalents and short term investments	$475,594	$507,458	$470,772	$475,594	$470,772

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,771	$19,928	$9,382	$63,169	$68,049

Cash paid for debt extinguishment costs	—	—	—	$13,677	—

Cash paid for income taxes, net of refunds	$701	$975	$175	$4,653	$3,001

Addition of capital lease obligation	—	—	—	—	$7,893

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$78,118	$77,809	$72,347	$321,844	$266,997
Addition of capital lease obligation	—	—	—	—	7,893

Total capital expenditures	$78,118	$77,809	$72,347	$321,844	$274,890

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2009				2010
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:

Buildings
Fiber connected buildings, on-net	9,685	9,934	10,170	10,407	10,647	10,967	11,347	11,876

Headcount
Total Headcount	2,853	2,861	2,849	2,870	2,887	2,901	2,932	2,975
Sales Associates	486	494	503	522	523	528	545	555

Customers
Total Customers	29,256	28,676	28,347	27,989	27,685	27,460	27,382	27,281

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.